Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF

PAULSON CAPITAL CORP., AN OREGON CORPORATION

AND

PAULSON CAPITAL (DELAWARE) CORP., A DELAWARE CORPORATION

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of March 20, 2014, made and entered into by and between Paulson Capital Corp., an Oregon corporation (“Paulson OR”), and Paulson Capital (Delaware) Corp., a Delaware corporation (“Paulson DE”), which corporations are sometimes referred to herein as the “Constituent Corporations.”

WITNESSETH:

WHEREAS, Paulson OR is a corporation organized and existing under the laws of the State of Oregon, having been incorporated on December 18, 1970, under the Oregon Business Corporation Act; and

WHEREAS, Paulson OR’s authorized capital consists of 10,500,000 shares of capital stock of which 10,000,000 shares are common stock, no par value per share (the “Oregon Common Stock”) and 500,000 shares are preferred stock, no par value per share, of which 500,000 are designated as Series A Convertible Preferred Stock, no par value per share (the “Oregon Series A Preferred Stock”); and

WHEREAS, Paulson DE is a wholly-owned subsidiary corporation of Paulson OR organized and existing under the laws of the State of Delaware, having been incorporated on March 20, 2014, under the Delaware General Corporation Law; and

WHEREAS, Paulson DE’s authorized capital consists of 120,000,000 shares of capital stock of which 90,000,000 are common stock, par value $0.0001 per share (the “Surviving Common Stock”) and 30,000,000 shares are preferred stock, $0.0001 per share (the “Surviving Preferred Stock”). Of the Surviving Preferred Stock, 500,000 shares are designated as Series A Convertible Preferred Stock, par value $0.0001 per share (the “Surviving Series A Preferred Stock”); and

WHEREAS, the respective Boards of Directors of Paulson OR and Paulson DE have determined that it is desirable to merge Paulson OR with and into Paulson DE and that Paulson DE shall be the surviving corporation (the “Merger”); and

WHEREAS, the parties intend by this Agreement to effect a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Paulson OR and Paulson DE hereto agree as follows:

ARTICLE I
MERGER

1.1 On the effective date of the Merger (the “Effective Date”), as provided herein, Paulson OR shall be merged with and into Paulson DE, the separate existence of Paulson OR shall cease and Paulson DE (hereinafter sometimes referred to as the “Surviving Corporation”) shall continue to exist under the name of Paulson Capital (Delaware) Corp. by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of the Surviving Corporation in the State of Delaware will be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE II
CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

2.1 The name of the Surviving Corporation shall be “Paulson Capital (Delaware) Corp.” The Certificate of Incorporation of the Surviving Corporation, attached hereto as Exhibit A, as in effect on the date hereof, shall be the Certificate of Incorporation of Paulson DE without change, unless and until amended in accordance with this Agreement or otherwise amended in accordance with applicable law.

ARTICLE III
BYLAWS OF THE SURVIVING CORPORATION

3.1 The Bylaws of the Surviving Corporation, as in effect on the date hereof shall be the Bylaws of Paulson DE without change, unless and until amended in accordance with Article VIII of this Agreement or otherwise amended in accordance with applicable law.

ARTICLE IV
EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

4.1 On the Effective Date, the holders of the Oregon Common Stock and the Oregon Series A Preferred Stock of Paulson OR shall receive one share of Surviving Common Stock and one share of Surviving Series A Preferred Stock, respectively, of Paulson DE as consideration and in exchange for each one share of Oregon Common Stock or one share of Oregon Series A Preferred Stock (as the case may be) of Paulson OR and shall have no further claims of any kind or nature; and all of the Surviving Common Stock of Paulson DE held by Paulson OR shall be surrendered and canceled. Each holder of record of any outstanding certificate or certificates theretofore representing Oregon Common Stock or Oregon Series A Preferred Stock of Paulson OR may surrender the same to the Surviving Corporation at its offices, and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of shares of Surviving Common Stock or Surviving Series A Preferred Stock (as the case may be) of the Surviving Corporation equal to the number of shares of Oregon Common Stock or Oregon Preferred Stock of the Corporation represented by such surrendered certificates (the “Conversion Amount”), provided however, that each certificate or certificates of the Corporation bearing a restrictive legend shall bear the same restrictive legend on the certificate or certificates of the Surviving Corporation. Until so surrendered, each outstanding certificate which prior to the effective time of the Merger represented one or more shares of stock of the Corporation shall be deemed for all corporate purposes to evidence ownership of shares of stock of the Surviving Corporation equal to the Conversion Amount.

4.2 On the Effective Date, the holders of any options, warrants, or other securities of Paulson OR shall be enforced against Paulson DE to the same extent as if such options, warrants, or other securities had been issued by Paulson DE.

ARTICLE V
CORPORATE EXISTENCE, POWERS AND LIABILITIES OF THE SURVIVING
CORPORATION

5.1 On the Effective Date, the separate existence of Paulson OR shall cease. Paulson OR shall be merged with and into Paulson DE, the Surviving Corporation, in accordance with the provisions of this Agreement. Thereafter, Paulson DE shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; all singular rights, privileges, powers and franchises of Paulson OR and Paulson DE, and all property, real, personal and mixed and all debts due to each of them on whatever account, shall be vested in Paulson DE, and all contractual rights and obligations shall be transferred and/or assigned to Paulson DE; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of Paulson DE, the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise, vested in Paulson OR and Paulson DE, or either of them, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon the property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of Paulson OR shall thenceforth attach to Paulson DE, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

5.2 Paulson OR agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of Paulson OR and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE VI
OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

6.1 Upon the Effective Date, the officers and directors of Paulson DE shall be the officers and directors of the Surviving Corporation.

6.2 If upon the Effective Date, a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by the Paulson DE Bylaws.

ARTICLE VII
APPROVAL BY SHAREHOLDERS, EFFECTIVE DATE, CONDUCT OF BUSINESS
PRIOR TO EFFECTIVE DATE

7.1 Promptly after the approval of this Agreement by the requisite number of shareholders of Paulson OR and Paulson DE, the respective Boards of Directors of Paulson OR and Paulson DE will cause their duly authorized officers to make and execute a Certificate of Merger or other applicable certificates or documentation effecting this Agreement and shall cause the same to be filed with the Secretary of State of the State of Oregon and the Secretary of the State of Delaware, respectively, in accordance with the Oregon Business Corporation Act and the Delaware General Corporation Law. The Effective Date shall be the date on which the Certificate of Merger is filed with the Secretaries of the State of Oregon and the State of Delaware.

7.2 The Boards of Directors of Paulson OR and Paulson DE may amend this Agreement and the Paulson DE Certificate of Incorporation or Paulson DE Bylaws at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of Paulson OR may not (i) change the amount or kind of shares to be received in exchange for the Paulson OR common stock or preferred stock, as the case may be; or (ii) alter or change any of the terms and conditions of this Agreement or the Paulson DE Certificate of Incorporation or Paulson DE Bylaws if such change would adversely affect the holders of the Surviving Common Stock or the Surviving Preferred Stock.

ARTICLE VIII
TERMINATION OF MERGER

8.1 This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of Paulson OR and Paulson DE.

ARTICLE IX
MISCELLANEOUS

9.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

9.2 EXPENSES. If the Merger becomes effective, the Surviving Corporation shall assume and pay all expenses in connection therewith not theretofore paid by the respective parties. If for any reason the Merger shall not become effective, Paulson OR shall pay all expenses incurred in connection with all the proceedings taken in respect of this Merger Agreement or relating thereto.

9.3 AGREEMENT. An executed copy of this Agreement will be on file at the principal place of business of the Surviving Corporation at 1331 NW Lovejoy Street, Suite 720, Portland, OR 97209, and, upon request and without cost, a copy thereof will be furnished to any shareholder.

9.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PAULSON CAPITAL (DELAWARE) CORP.
A Delaware corporation

By: /s/ Trent D. Davis

Trent D. Davis, President

PAULSON CAPITAL CORP.
An Oregon corporation

By: /s/ Trent D. Davis

Trent D. Davis, President

Exhibit A

(Certificate of Incorporation)